Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Friday, July 27, 2007	Rich Sheffer (952) 887-3753

DONALDSON COMPANY INCREASES QUARTERLY DIVIDEND 11 PERCENT

MINNEAPOLIS, July 27, 2007-- Donaldson Company, Inc. (NYSE: DCI), announced today that its Board of Directors has increased the quarterly common stock cash dividend by 11 percent, marking the 21st consecutive year of dividend increases.

The Board declared a regular cash dividend of 10 cents per share, payable September 7, 2007 to shareholders of record as of August 17, 2007. As of June 30, 2007, there were approximately 78,900,000 shares outstanding. The current declaration is the 208th consecutive quarterly cash dividend paid by Donaldson over a time span of 52 years.

About Donaldson Company, Inc.

Donaldson is a leading worldwide provider of air and liquid filtration systems and replacement parts that improve people’s lives, enhance our Customers’ equipment performance and protect our environment. We are a technology-driven company committed to satisfying our Customers’ needs for diesel engine equipment and industrial filtration solutions through innovative research and development, superior technology, and global presence. Our 12,000 employees contribute to the company’s success by supporting our Customers at more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

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